Exhibit 99.1

NEWS RELEASE

Visteon Appoints Jeffrey M. Stafeil as Executive Vice President and Chief Financial Officer

VAN BUREN TOWNSHIP, Mich., Oct. 31, 2012—Visteon Corporation (NYSE: VC) today announced that Jeffrey M. Stafeil is joining the global automotive supplier and will serve as executive vice president and chief financial officer. Stafeil, who will become CFO on Nov. 2, joins Visteon from DURA Automotive Systems, where he had been chief executive officer since October 2010, after serving as executive vice president and CFO since 2008.

Stafeil, 42, has extensive operational leadership and financial management experience, primarily with automotive suppliers, private equity firms and business consultants. He will lead all of the financial activities of Visteon, including treasury, tax, audit and investor relations. He also will oversee mergers, acquisitions and divestitures; global business services; information technology; and communications.

Michael J. Widgren, who has served as Visteon’s interim CFO since Oct. 3, continues with the company as vice president, corporate controller and chief accounting officer, reporting to Stafeil.

“We are extremely pleased to have an experienced leader of Jeff’s caliber joining Visteon to lead our global financial activities,” said Visteon President and CEO Timothy D. Leuliette, who also thanked Widgren for his interim CFO leadership. “Having worked with Jeff in the past, I know he brings tremendous financial knowledge and strategic industry insight, a global perspective and strong leadership skills that will serve the company well as we implement our value-creating action plan.”

Prior to joining DURA, Stafeil was CFO and a member of the board at the Klöckner Pentaplast Group, a leading industrial company based in Germany. From 2009-2012, he served on the board of directors and was audit committee chairman of J.L. French Automotive Castings Inc. From 2006-2009, he served on the board of directors and was co-chairman of the audit committee for Meridian Automotive Systems. From 2001-2007, he was executive vice president and CFO at automotive supplier Metaldyne Corp. He has also served in management positions at Booz Allen and Hamilton, Peterson Consulting and Ernst and Young.

Stafeil has an MBA from the Fuqua School of Business at Duke University, and a bachelor’s degree in accounting from Indiana University.

About Visteon

Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior and electronic products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 28 countries and employs approximately 22,000 people. Learn more at www.visteon.com.

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Contact:

Media:

Jim Fisher

734-710-5557

jfishe89@visteon.com

Investors:

Scott Deitz

734-710-2603

sdeitz@visteon.com